UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2004

CMGI, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23262	04-2921333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

425 Medford Street

Charlestown, Massachusetts 02129

(Address of Principal Executive Offices) (Zip Code)

(617) 886-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.

On March 24, 2004, CMGI, Inc. (“CMGI”) announced that it has signed a definitive agreement to acquire privately held Modus Media, Inc., a Delaware corporation. Pursuant to the Agreement and Plan of Merger, CMGI will acquire Modus Media for approximately $157.5 million of stock and a net payment of approximately $73 million to retire indebtedness. The transaction is expected to close in the third calendar quarter of 2004.

The exchange ratio for the proposed stock-for-stock merger is variable, based upon an aggregate purchase price of $157.5 million (subject to reduction if net indebtedness exceeds a targeted amount) and the average closing price of CMGI common stock for the 20-day period ending immediately prior to the second trading day preceding the date of closing, but is limited such that for purposes of this calculation the CMGI closing stock price average utilized will not be less than $2.028 or greater than $2.478, and that in no event will the amount of shares issued by CMGI in the proposed merger exceed certain limitations imposed by Nasdaq.

The consummation of the merger is subject to customary conditions, including termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other required antitrust and competition approvals, and approval by the stockholders of Modus Media. The approval of the stockholders of CMGI will not be required to consummate the proposed merger. In connection with the execution of the merger agreement, holders of shares of Modus Media representing more than 50% of the voting power of all shares have entered into support agreements in which they have agreed to vote their shares in favor of the merger, subject to limited exceptions. Further, holders of over two-thirds of the outstanding shares of Modus Media have entered into agreements limiting their disposition after the closing of shares of CMGI received in the merger.

The foregoing summary of the Agreement and Plan of Merger is subject to, and qualified in its entirety by, the Agreement and Plan of Merger filed herewith as Exhibit 2.1 and incorporated herein by reference.

A copy of the press release issued by CMGI on March 24, 2004 concerning the foregoing transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

The exhibits listed in the Exhibit Index immediately preceding such exhibits are filed with this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMGI, Inc.

	By:	/s/ Thomas Oberdorf
Date: March 24, 2004		Thomas Oberdorf
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, by and among CMGI, Inc., Westwood Acquisition Corp. and Modus Media, Inc., dated as of March 23, 2004.

99.1	Press Release of the Registrant, dated March 24, 2004.